LETTER OF INTENT FOR ACQUISTION OF ALL THE OUTSTANDING MEMBERSHIP INTEREST IN
      USE-STORE, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY, BY CLIPCLOP.COM
                                ENTERPRISES, INC.
                        STRICTLY PRIVATE AND CONFIDENTIAL

ACQUIRER:     clipclop.com  Enterprises,  Inc.
CONTACT:      Jonathan  Severn,  President  &  CEO
              805-207-4442

                                                               February 27, 2001

USe-Store,  LLC
300  Esplanade  Drive,  Suite  1680
Oxnard,  California  93030

Attn:  Jerry  Bohn,  Managing  Member

Dear  Mr.  Bohn:

clipclop.com Enterprises, Inc. ("Acquirer") is pleased to submit this letter of intent (the "Letter of Intent") regarding the acquisition of 100% of the membership interest of USe-Store, LLC, a California Limited Liability Company ("Interest").

The acquisition of the Interest shall hereafter be known as the "Transaction" and the date of the consummation of the Transaction shall be the "Close" or the "Closing". The Transaction will be a combination of a stock for stock swap and a promissory note for $250,000 (the "Total Consideration") subject to the terms and conditions of this Letter of Intent.

The Transaction, including terms and conditions, is described in greater detail below.

A.     DEFINITIVE  PURCHASE  AGREEMENT

The parties to this Letter of Intent will endeavor to finalize and execute a definitive membership interest acquisition agreement (the "Definitive Acquisition Agreement") defining the Transaction which shall include the terms below and such other provisions as may be mutually agreed upon, prior to the Expiration Date.

1.     THE  TRANSACTION

a.     INTEREST  ACQUIRED

The Transaction shall include the acquisition of 100% of the Interest in USe-Store, LLC, a California Limited Liability Company.

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2.     TOTAL  CONSIDERATION

The Total Consideration shall be 10,000,000 shares of Common stock of clipclop.com Enterprises, Inc. and a $250,000 promissory note.

3.     REPRESENTATIONS  AND  WARRANTIES

The Definitive Purchase Agreement shall contain representations and warranties typical in a transaction of this size and nature. Any cost incurred by Acquirer within five years of the Closing as a result of a breach in the representations and warranties shall be reimbursable by the individual members of USe-Store, LLC.

4.     CONDITIONS  PRECEDENT  TO  THE  CLOSING

The Definitive Purchase Agreement shall provide for the following conditions precedent to closing:

a.     GOVERNMENTAL  APPROVALS

All required governmental approvals necessary for the Closing prior to the Transaction shall have been attained.

b.     DUE  DILIGENCE

Acquirer shall have concluded its due diligence and found the results acceptable.

c.     DOCUMENTATION

Acquirer shall consider acceptable the documentation necessary for Closing the Transaction.

6.     CLOSING

The Closing of the Transaction shall occur is anticipated to be by March 31, 2001.

B.     TERMS  OF  THIS  LETTER  OF  INTENT

1.     EXPIRATION

Unless extended by agreement of the parties, this Letter of Intent shall expire concurrent with the execution and delivery of the Definitive Purchase Agreement (the "Expiration Date"). Expiration of this Letter of Intent shall not otherwise limit any of Acquirer's rights set forth herein.

2.     COUNTERPARTS

This letter may be executed in one or more counterparts which when taken together shall constitute but a single instrument.

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3.     ARBITRATION

All claims demands, disputes, controversies, differences, or misunderstandings between the parties relating to this Letter of Intent shall be settled by arbitration, in accordance with the rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator or arbitrators may be entered and enforced in any court having jurisdiction.

4.     CONTACTS

Acquirer will serve as exclusive contact for any response to this Letter of Intent. Please contact Jonathan Severn, Principal at Acquirer, concerning this Letter of Intent.

5.     PUBLIC  DISCLOSURE

Neither party to this Agreement will make any disclosure of the existence of this Letter of Intent or any terms of this Letter of Intent without the consent of the other party, unless required by law.

6.     LEGAL  EFFECT

This Letter of Intent is intended to be a statement of the mutual interest of the parties with respect to a possible Transaction and is subject to execution and delivery of a mutually satisfactory Definitive Purchase Agreement. Nothing herein shall constitute a binding commitment of either party except for the agreements in this Section B. The parties will become legally obligated with respect to the Transaction only in accordance with the terms contained in the Definitive Purchase Agreement relating thereto if, as and when such document has been executed and delivered by the parties.

Sincerely,

/s/ Jonathan Severn
Jonathan  R.  Severn
President  and  CEO
Accepted  this  27th day  of  February, 2001

USe-Store,  LLC
A  California  Limited  Liability  Company

/s/ Jerry Bohn
Jerry  O.  Bohn
Managing  Member